Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Signet Jewelers Limited:
We consent to the incorporation by reference in the registration statements (Nos. 333‑159987, 333-153435, 333-09634, 333-134192, 333-12304, 333-153422 and 333-08964) on Forms S-8 and No. 333-195865-18 on Form S-3 of Signet Jewelers Limited and subsidiaries of our report dated March 24, 2016, with respect to the consolidated balance sheets of Signet Jewelers Limited and subsidiaries as of January 30, 2016 and January 31, 2015, and the related consolidated income statements, statements of comprehensive income, statements of cash flows, and statements of shareholders’ equity for the 52 week periods ended January 30, 2016, January 31, 2015, and February 1, 2014, and the effectiveness of internal control over financial reporting as of January 30, 2016, which report appears in the January 30, 2016 annual report on Form 10‑K of Signet Jewelers Limited and subsidiaries.

/s/ KPMG LLP
Cleveland, Ohio
March 24, 2016